                             CASH ACCUMULATION TRUST


                                Distribution Plan

                           effective October 26, 1989



I.    INTRODUCTION

           Rule 12b-1 under the Investment Company Act of 1940 (such Act, together with the rules and regulations thereunder as from time to time in effect, the "1940 Act") prohibits a mutual fund from engaging directly or indirectly in financing any activity primarily intended to result in the sale of its shares unless such financing is pursuant to a written plan describing all material aspects of such financing. This document constitutes such a plan (the "Plan"). The Board of Trustees of Cash Accumulation Trust (the "Fund"), in considering whether the Fund should implement this Plan has requested and evaluated such information deemed necessary to an informed determination of whether this Plan should be implemented. Such information was requested of and provided by the principal underwriter of the shares of the Fund (the "Principal Underwriter") and certain broker-dealers which anticipate selling Fund shares and also anticipate being parties to certain agreements relating to the Plan. The Board of Trustees of the Fund has considered all such information and given appropriate weight to all pertinent factors as it determined necessary to form the basis for the decision to use assets of the Fund for the purposes set forth in this Plan.

           In voting to approve the implementation of this Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has been approved by a vote of the Board of Trustees and of the Trustees who are not interested persons of the Fund as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Disinterested Trustees").


II.   EXPENSES ELIGIBLE FOR REIMBURSEMENT

           Subject to the limitations hereinafter provided, the Fund shall make payments to the Principal Underwriter, as reimbursement for expenses of the Principal Underwriter primarily intended to result in the sale of Fund Shares ("Eligible Expenses"), including, but not limited to:

      A. the incremental printing cost incurred as a result of producing, for persons other than current shareholders of the Fund, reports, Prospectuses, notices and similar materials that are prepared by the Fund for current shareholders, and of distributing the same to other than current shareholders of the Fund;

      B. the cost of registering Fund shares under state and foreign laws and other costs involved in complying with such laws in the distribution of Fund shares;

      C.   advertising;

      D. the costs of preparing, printing and distributing any literature not covered in Paragraph A above and used in connection with the offering of Fund shares;

      E. expenses incurred in the promotion and sale of Fund shares (including, without limitation, travel and communication expenses, expenses for compensation and benefits of sales personnel, including commissions or fees paid or allowed to account executives, and overhead expenses with respect to any of the foregoing); and

      F.   payments made by the Principal Underwriter

           ("distribution assistance payments") to any securities dealer, financial institution or any other organization (a "Recipient") which has rendered assistance in the distribution of Fund shares and with which the Principal Underwriter has entered into a written agreement for this purpose (a "Related Agreement"). Each Related Agreement shall include such provisions setting forth the types of services to be performed and the responsibilities to be assumed by the Recipient as the principal Underwriter, may require but shall at least provide for the following:

           1. the purpose of the distribution assistance payments shall be to reimburse the Recipient for its administrative and sales related costs in rendering distribution assistance;

           2. distribution assistance payments shall accrue daily and be paid monthly at an annual rate not to exceed 0.175 of 1% of the net asset value of the Fund's shares owned beneficially or of record by the Recipient or by customers of the Recipient and held in accounts maintained by the Recipient PROVIDED, HOWEVER, that no such monthly payment shall exceed such Recipient's total cost during the month (including reasonable allocations of overhead) in rendering distribution assistance;

           3. each Recipient shall annually certify in writing to the Principal Underwriter and the Fund that the aggregate distribution payments during that year do not exceed the Recipient's administrative and sales related costs in rendering distribution assistance; the Recipient shall provide to the Principal Underwriter and the Fund a reasonably detailed description of its administrative and sales related costs, including its method of allocating overhead, and the Recipient shall permit reasonable verification of the computation of such administrative and sales related costs by representatives of the Fund or the Principal Underwriter;

           4. each Related Agreement shall immediately terminate without the payment of any Penalty if the Fund terminates the Plan, or if a majority of the Disinterested Trustees or a majority of the outstanding voting securities of the Fund vote to terminate the Related Agreement;

           5. each Recipient will permit representatives of the Fund and the Principal Underwriter reasonable access to its personnel and its records to enable them to monitor the quality of services being provided by the Recipient pursuant to the Related Agreement; each Recipient shall promptly deliver to the Board of Trustees of the Fund such information as is reasonably necessary to permit the Board of Trustees to make an informed determination of whether to continue this Plan or any Related Agreement; and

           6. each Related Agreement shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund and a majority vote of the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such Related Agreement and shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

           The reimbursement payments by the Fund to the Principal Underwriter provided for this Section II shall be paid monthly in an amount equal to the lesser of (1) the annual rate of 0.175 of 1% of the Fund's average total net assets for the month, and (2) the sum of (a) Eligible Expenses for that month plus (b) any Eligible Expenses for previous months as to which the Principal Underwriter has received no reimbursement under this Plan. Such reimbursement payments shall be allocated among the existing classes of the Fund's shares in proportion to the respective total net assets belonging to such classes.


III.  RELATED AGREEMENTS

           No Related Agreement shall be entered into, and no distribution assistance payments shall be made pursuant to any Related Agreement, unless such Related Agreement is in writing and has first been delivered to and approved by a vote of the Board of Trustees of the Fund, and a majority vote of the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such Agreement.


IV.   REPORTS

           The Treasurer of the Fund shall provide, and the Board of Trustees of the Fund shall review at least quarterly, a written report of all amounts expended pursuant to the Plan and the purposes for which such expenditures were made. The Principal Underwriter shall provide such information as the Board of Trustees may require to review the continuing appropriateness of the Plan and the Related Agreements.


V.    EFFECTIVE DATE AND DURATION OF THE PLAN

           This Plan shall become effective immediately upon approval by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each series of the Fund and by a vote of the Board of Trustees of the Fund and by a vote of a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. This Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, it shall continue from year to year, provided that such continuance is approved at least annually be a vote of the Board of Trustees of the Fund and a majority vote of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding voting securities of the Fund.


VI.   SELECTION OF DISINTERESTED DIRECTORS

           During the period in which this Plan is effective, the selection and nomination of those Trustees of the Fund who are not "interested persons" of the Fund shall be committed to the discretion of the Trustees then in office who are not "interested persons" of the Fund. Nothing contained herein shall prevent the participation of other persons in such selection and nomination provided that a final decision on any such selection and nomination is within the discretion of and is approved by a majority of the Trustees then in office who are not "interested persons" of the Fund.

VII.  AMENDMENTS

           This Plan may not be amended to increase materially the amount to be spent hereunder without the approval of a majority of the outstanding voting securities of the Fund and all material amendments of this Plan shall be in writing and shall be approved by a vote of the Board of Trustees of the Fund, including a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

                             CASH ACCUMULATION TRUST


                           Distribution Plan Amendment

                             dated October 22, 1997


VOTED: That, effective as soon as practical after the date upon which shareholders of the National Money Market Fund approve a Management Agreement with Prudential Investments Fund Management LLC, the Trust's Distribution Plan adopted pursuant to Rule 12b-1 be and hereby is amended (i) to apply to the National Money Market Fund only, rather than the Trust as a whole; (ii) to reduce the maximum amount of accrual for reimbursements by substituting "0.10 of 1%" for "0.175 of 1%" in Article II, Section F.2. of the Plan; and (iii) to reduce the amount of reimbursement payments made pursuant to the Plan's Article II, Section 6 by amending the second paragraph thereof to read in its entirety as follows:

                "The reimbursement payments by NMMF to the Principal Underwriter provided for in this Section II shall be paid monthly at a maximum annual rate of 0.10% of the average net assets of NMMF".